UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

IRIDEX CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
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IRIDEX Corporation
1212 Terra Bella Avenue
Mountain View, California 94043

AMENDMENT TO THE
PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF Stockholders

EXPLANATORY NOTE

This amendment, dated May 24, 2023 (this “Amendment”), amends and supplements the definitive proxy statement of IRIDEX Corporation (the “Company”) filed with the Securities and Exchange Commission on April 28, 2023 (the “Proxy Statement”). The Proxy Statement relates to the Company’s 2023 Annual Meeting of Stockholders, which is scheduled to be held on June 14, 2023, at 9:00 a.m., Pacific Time (the “Annual Meeting”).

This Amendment provides supplemental information concerning the Annual Meeting and the matters to be considered at the Annual Meeting and is filed primarily for the purpose of correcting (i) the section under the heading “INFORMATION CONCERNING SOLICITATION AND VOTING — Quorum; Abstentions; Broker Non-Votes” to clarify the voting requirements necessary for each proposal in the Proxy Statement, and (ii) the description of the vote required for Proposal Five.

As described in the Proxy Statement, Proposal Five relates to the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate or limit the personal liability of its officers (the “Charter Amendment”). The language in the Proxy Statement relating to Proposal Five did not properly reflect the required vote necessary for the proposal to be approved by the stockholders. Other than the description of the vote required to approve Proposal Five, the entirety of Proposal Five contained in the Proxy Statement reflects the correct text, reasoning, timing and effect of the proposed Charter Amendment.

This Amendment includes an updated version of (i) and (ii) described above. Except for such updates, the information provided in the Proxy Statement continues to apply. This Amendment does not modify, amend, supplement or otherwise affect any matter presented for consideration by the stockholders in the Proxy Statement. All paragraph headings used herein refer to the headings in the Proxy Statement before any additions or deletions resulting from this Amendment or any other amendments, and certain capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

INFORMATION CONCERNING SOLICITATION AND VOTING

Quorum; Abstentions; Broker Non-Votes

Votes cast by a properly submitted proxy card, by telephone, by the Internet or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”). Holders of a majority of the shares entitled to vote must be present at the meeting, represented by a properly submitted proxy card, voted by telephone or voted by the Internet in order for a quorum to exist. The votes required for each proposal are as follows:

•        Proposal One will be decided by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter;

•        Proposals Two, Three and Four will be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter; and

•        Proposal Five will be decided by the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote on the subject matter.

Shares that are timely voted by telephone, the Internet or a properly dated, executed and returned proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) FOR the election of the nominees for directors set forth herein; (ii) FOR the ratification of the appointment of BPM LLP as the independent registered public accounting firm of the Company for fiscal year 2023 ending December 30, 2023; (iii) FOR the advisory vote to approve the compensation of the Company’s named executive officers; (iv) FOR the approval of the 2008 Equity Incentive Plan, as amended; (v) FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation to eliminate or limit the personal liability of officers; and (vi) in the proxy holder’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Pursuant to Delaware law, the Inspector will treat shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum and as shares entitled to vote on the subject matter at the Annual Meeting with respect to such matter. With respect to broker non-votes and Proposals One, Two, Three and Four, although broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the outcome of the vote on such matter. With respect to Proposal Five, broker non-votes, abstentions and not voting your shares will have the same effect as votes against the proposal.

If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote, that organization may not have authority to vote your shares on your behalf. If you hold your Common Stock through a broker, bank or other nominee and you do not instruct it how to vote on Proposals One, Three, Four and Five, it will not have discretion to vote on your behalf and no votes will be cast on your behalf with respect to such Proposal(s). Your broker, bank or other nominee will continue to have discretion to vote any uninstructed shares on Proposal Two, the ratification of the appointment of the Company’s independent registered public accounting firm.

PROPOSAL FIVE — APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE OR LIMIT THE PERSONAL LIABILITY OF OFFICERS

Required Vote

The approval of the proposed Charter Amendment requires the affirmative vote of at least a majority of the outstanding shares of our common stock. Abstentions, broker non-votes and not voting your shares will have the effect of a vote against the proposal.

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